NEWS
FOR IMMEDIATE RELEASE
Contacts:

Nick Nottoli	Allister Gobin
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800
March 2025 Monthly Release

NORTHBROOK, Ill., April 17, 2025 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of March of $1.04 billion or $818 million, after-tax. Catastrophe losses for March include 11 events with approximately 80% of the losses related to four geographically widespread wind and hail events. In March, Allstate surpassed the retention level of the annual aggregate reinsurance cover for the annual risk period ending March 31, 2025, with expected recoveries of approximately $123 million, reducing March catastrophe losses. Total catastrophe losses for the first quarter of 2025 were $2.20 billion or $1.74 billion, after-tax.
Allstate Protection policies in force are as follows:

Allstate Protection Policies in Force (1)
(in thousands)	March 31, 2025	February 28, 2025	March 31, 2024	Mar. 31 2025 v Feb. 28, 2025	Mar. 31, 2025 v Mar. 31, 2024
Auto	25,100	24,894	25,207	0.8%	(0.4)%
Homeowners	7,549	7,537	7,364	0.2%	2.5%
Other personal lines	4,874	4,873	4,849	—%	0.5%
Commercial lines	189	196	273	(3.6)%	(30.8)%
Total	37,712	37,500	37,693	0.6%	0.1%
(1)Policy counts are based on items rather than customers. A multi-car customer would generate multiple item (policy) counts, even if all cars were insured under one policy. Lender-placed policies are excluded from policy counts because relationships are with the lenders.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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